Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135117) of VeraSun Energy Corporation and subsidiaries of our reports dated March 27, 2007 relating to our audits of the consolidated financial statements and the financial statement Schedule II, which appear in this Annual Report on Form 10K of VeraSun Energy Corporation and subsidiaries for the year ended December 31, 2006.
/s/ McGladrey & Pullen, LLP
Sioux Falls, South Dakota
March 27, 2007